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                                                                    Exhibit 10.q

               NEWPORT BEACH WAFER SUPPLY AND SERVICES AGREEMENT

       THIS NEWPORT BEACH WAFER SUPPLY AND SERVICES AGREEMENT (the
"AGREEMENT") is entered into as of June 25th, 2002 (the "EFFECTIVE DATE") by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("CONEXANT") and ALPHA INDUSTRIES, INC. a Delaware corporation ("ALPHA").

                                    RECITALS

       A. On March 30, 2002, Conexant entered into a Wafer Supply and Services Agreement with Specialtysemi, Inc. ("SPECIALTYSEMI") for the manufacture and supply of certain wafers and services from Specialtysemi's Newport Beach, California semiconductor wafer manufacturing facility (herein, the "SPECIALTYSEMI AGREEMENT") attached hereto as Exhibit A.

       B. Alpha desires, on the terms and conditions of this Agreement, to obtain certain semiconductor wafers and related foundry, manufacturing and probe services from Specialtysemi.

       C. Conexant is willing to enable Alpha to purchase such wafers and related services from Specialtysemi, on the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

                                    AGREEMENT

1. ALPHA PURCHASES. Pursuant to Section 2.l(f) of the Specialtysemi Agreement, Alpha shall have the right to purchase Wafers and related Probe Services pursuant to the terms and conditions of the Specialtysemi Agreement, as expressly modified in this Agreement, and specifically excluding Sections 2.l(f) (Purchases for Certain Entities) and 6.2 (Wafer Credits). Alpha shall (i) submit forecasts and Purchase Orders for Alpha's Wafers and Probe Services directly to Specialtysemi; (ii) receive delivery of such Wafers and Probe Services directly from Specialtysemi; (iii) be invoiced for such Wafers and Probe Services directly by Specialtysemi; and (iv) pay all amounts due under such invoices directly to Specialtysemi, all of the foregoing in accordance with the terms and conditions of the Specialtysemi Agreement. Notwithstanding the foregoing, the prices to be paid by Alpha for such purchases shall be at the Contract Price set forth in Exhibit A of the Specialtysemi Agreement for the calendar year following the Effective Date of the Specialtysemi Agreement, halfway between Contract Price and market for the second year following the Effective Date of the Specialtysemi Agreement, and market for the third year following the Effective Date of the Specialtysemi Agreement.

2.     PURCHASE COMMITMENTS. Alpha will submit Purchase Orders to
Specialtysemi for the manufacture of, and will purchase pursuant to such Purchase Orders, Wafers in volumes sufficient to meet 47.5% of Conexant's minimum MPD purchase commitments set forth in, and in accordance with the terms and conditions in, Section 2.1 and Exhibit B, Schedule 1 of the Specialtysemi Agreement. The purchases of Alpha, Conexant and all Conexant Spin-offs and Conexant Affiliates shall be aggregated to meet the total Wafer Volume Commitment under the Specialtysemi Agreement. To the extent that Conexant is required to pay Specialtysemi under Section 2.l(h) of the Specialtysemi Agreement for portions of the total Wafer Volume Commitment not purchased by Alpha, Conexant and all Conexant Spin-offs and Conexant Affiliates, Conexant will invoice Alpha for all amounts to be paid in respect of portions of Alpha's 47.5% of the Wafer Volume Commitment not purchased by Alpha. Alpha shall pay such amounts within thirty (30) days of the date of invoice. To the extent that Conexant is entitled to a

                                       1.
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reduction in price for Wafers purchased in a Working Segment under Section
2.l(b)(iii) of the Specialtysemi Agreement resulting from purchases by Alpha, Conexant and all Conexant Spin-offs and Conexant Affiliates in excess of the Wafer Volume Commitment for the Working Segment, Alpha will share in the price reduction proportionately to the amount purchased by Alpha in excess of Alpha's 47.5% of the Wafer Volume Commitment.

3. INDEMNIFICATION. Alpha agrees to indemnify and hold Conexant harmless from any liability or cost associated with any claim asserted or brought by Specialtysemi against Conexant relating to any act or omission by Alpha under this Agreement or the Specialtysemi Agreement. Likewise, Conexant agrees to indemnify and hold Alpha harmless from any liability or cost associated with any claim asserted or brought by Specialtysemi against it relating to any act or omission by Conexant under this Agreement or the Specialtysemi Agreement. With respect to the obligation of any party ("Indemnitor") to indemnify and hold harmless any other party ("Indemnitee") hereunder, the Indemnitor's obligation shall be conditional upon the Indemnitee's giving the Indemnitor (a) prompt notice of the claim, (b) control of the defense and/or settlement of the claim, and (c) reasonable cooperation (at Indemnitor's expense) with respect to the defense of such claim.

4. CONEXANT OBLIGATIONS. Conexant agrees that it shall make commercially reasonable efforts to perform its obligations under the Specialtysemi Agreement. Alpha acknowledges and agrees that (i) the supply of Wafers and Probe Services is contingent upon the performance of Specialtysemi; (ii) Conexant cannot guarantee the performance of Specialtysemi; (iii) Conexant shall have no liability to Alpha for any failure to perform this Agreement in the event of termination of the Specialtysemi Agreement other than for a termination due to a breach of the Specialtysemi Agreement by Conexant; and (iv) Conexant shall not be liable for any failure of Specialtysemi to provide such Wafers or Probe Services, notwithstanding Conexant's reasonable commercial efforts to enable Alpha to obtain such Wafers or Probe Services from Specialtysemi other than for failure due to a breach of the Specialtysemi Agreement by Conexant. Should Specialtysemi fail to perform its supply obligations under the Specialtysemi Agreement, Conexant shall at Alpha's request invoke its rights as a party to that agreement on behalf of Alpha to secure such performance including, as warranted, providing notice of breach and/or termination. If and to the extent Conexant fails to act to secure performance as a party to the SpecialtySemi Agreement, and Alpha is unable to purchase Wafers, then Alpha's performance and payment obligations to Conexant under this Agreement, including those under
Section 2, shall be excused.

5. CREDIT REQUIREMENTS. In the event Alpha does not make timely payment to Conexant or Specialtysemi, as applicable under this Agreement or the Specialtysemi Agreement and such issue is not resolved within sixty (60) days' of receipt of Conexant's written notice of such payment delays, Conexant reserves the right to limit Alpha's purchases to a reasonable amount, such amount to be based on a then-current credit report of Alpha and mutually agreed to by Conexant and Alpha.

6.     TERM; TERMINATION. This Agreement will take effect on the Effective
Date and will remain in effect for a period of three (3) years from the Effective Date, unless earlier terminated as set forth herein. This Agreement may be terminated (a) immediately upon Written agreement of the Parties; (b) by Conexant, immediately upon Alpha entering into a separate agreement with Specialtysemi for the supply of Wafers or related Probe Services; or (c) immediately upon termination of the Specialtysemi Agreement other than for a termination due to a breach or act or failure to act by Conexant

7. NOTICES. As between Conexant and Alpha, notices will be sent to the following addresses:

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If to Conexant, to:               If to Alpha, to:

   Conexant Systems, Inc.            Alpha Industries, Inc. (Skyworks Solutions)
   4311 Jamboree Road                25 Computer Drive
   Newport Beach, CA 92660-3095      Haverhill, MA 01832-1236
   Attn: Chief Executive Officer     Attn: President

with a copy to:                   with a copy to:

   Conexant Systems, Inc.            Alpha Industries, Inc. (Skyworks Solutions)
   4311 Jamboree Road                4311 Jamboree Road
   Newport Beach, CA 92660-3095      Newport Beach, CA 92660-3095
   Attn: General Counsel             Attn: General Counsel

8. ENTIRE AGREEMENT. As to the subject matter hereof: (i) this Agreement and the terms and conditions of the Specialtysemi Agreement set forth the entire agreement between Conexant and Alpha; (ii) no promise, inducement, understanding, or agreement not expressly contained herein has been made; and
(iii) this Agreement merges and supersedes any and all previous agreements, understandings, and negotiations between the Parties. Except as otherwise set forth in this Agreement, the terms and conditions of the Specialtysemi Agreement are incorporated herein by reference with the understanding that as between Conexant and Alpha and where applicable, the term "Company" shall mean Conexant, the term "Conexant" shall mean Alpha, and the term "Parties" shall refer to Conexant and Alpha. Conexant shall not, without Alpha's prior written consent, enter into any amendments or modifications of the Specialtysemi Agreement that would have a material adverse effect on Alpha's rights or obligations under this Agreement. The terms and conditions of this Agreement supersede any terms or conditions in any purchase order, form acknowledgement or other instrument issued by either Party in connection with this Agreement that add to or differ from this Agreement and such additional or differing terms and conditions shall have no force or effect.

                                       3.
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       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the
Effective Date by the undersigned duly authorized representatives of each Party.

CONEXANT SYSTEMS, INC.                  ALPHA INDUSTRIES, INC.

By: /s/ Dennis E. 'O'Reilly             By:__________________________
   ---------------------------
Name: Dennis E. 'O'Reilly               Name:________________________

Title: Senior Vice President,           Title:_______________________
         General Counsel and
         Secretary


                                        ALPHA INDUSTRIES, INC.

                                        By: /s/ Paul E. Vincent
                                           --------------------------
                                        Name:  PAUL E. VINCENT

                                        Title: VICE PRESIDENT, CHIEF FINANCIAL
                                               OFFICER, TREASURER AND SECRETARY

                                       4.
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                      EXHIBIT A - SPECIALTYSEMI AGREEMENT

See Wafer Supply and Services Agreement dated as of March 30, 2002 by and between Specialtysemi, Inc. (now named Jazz Semiconductor, Inc.) and Conexant Systems, Inc., filed as Exhibit 10.1 to Conexant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.